EXHIBIT 99.1


  ACACIA
 RESEARCH
CORPORATION


                                                         Contacts: Bret L. Undem
                                                                 Media Relations
                                                             Tel. (425) 493-2293
                                                             Fax. (425) 493-2010

FOR RELEASE
-----------
October 4, 2004

                COMBIMATRIX ENTERS INTO AGREEMENT TO ACQUIRE 33%
                   OF ONCOLOGY DRUG DEVELOPER LEUCHEMIX, INC.
              Company Continues Expansion in Drug Development Arena

         Newport Beach, Calif. - (BUSINESS WIRE) -October 4, 2004 - Acacia Research Corporation (Nasdaq: CBMX:ACTG) announced today that its Combimatrix group has entered into an agreement to acquire one third ownership of Leuchemix, Inc., a private drug development firm which is developing several compounds for the treatment of leukemia and other cancers. In consideration for the equity ownership, CombiMatrix will provide Leuchemix, a total of $4 million, paid quarterly over the next two years.

         The equity will be in the form of preferred stock, and Dr. Amit Kumar, CombiMatrix's CEO will become a director of Leuchemix.

         Leuchemix is developing a series of small molecules that have shown efficacy against various Leukemias and solid tumors in animal models. These molecules are designed to be cytotoxic to cancerous cells as well as to precursors of such cells. The first indication will be Acute Myelogenous Leukemia (AML), which is a malignant disease of the bone marrow. Additional indications addressed will be other hematological diseases such as Chronic Myelogenous Leukema, Myeloma and Lymphoma. Animal efficacy has also been shown for solid tumors such as breast and prostate cancer.

         Dr. William Matthews, President and CEO of Leuchemix stated, "Leuchemix is delighted to close its Series A financing and looks forward to a strong relationship with Combimatrix. This equity funding will allow us to accelerate our drug descovery programs with our initial goal being to file our first IND in 2005."

         "We are pleased to be involved with Leuchemix. This transaction demonstrates our continued expansion into the drug development arena," stated Dr. Amit Kumar, President and CEO of CombiMatrix. "We look forward to progress at Leuchemix, and we will seek to utilize CombiMatrix's capabilities and products in aiding Leuchemix whenever possible."

         Dr. Kumar added, "While we are very excited about the prospects of the DNA Microarray, Biodefense, and Nanotechnology thrusts of our business, we continue to see tremendous opportunities to invest in drug development. External investment in firms such as Leuchemix, will complement the internal efforts we have undertaken in the area of siRNA drug discovery and development. We are pleased to be executing on our strategy with this transaction which will provide us with a significant ownership position in a promising company."

         The key co-founder and CEO of Leuchemix, William Matthews, was formerly the co-founder and CEO of Deltagen Corporation, and previously a research scientist at Genentech. In addition to Dr. Matthews and Dr. Kumar, the Board of Directors of Leuchemix is comprised of Dr. Roger Whiting, formerly an executive at Roche Bioscience and Syntex, and currently President and Chief Scientific Officer at Roxro Pharmaceuticals, and Dr. Chris Henney formerly the CEO of Dendreon (NASDAQ: DNDN), and a co-founder of ICOS (NASDAQ:ICOS) and a co-founder of Immunex (acquired by Amgen in 2002 for $16 billion).


ABOUT ACACIA RESEARCH COPORATION

Acacia Research Corporation comprises two operating groups: Acacia Technologies Group and CombiMatrix Group.

The CombiMatrix group is developing a platform technology to rapidly produce customizable active biochips, which are semiconductor-based tools for use in identifying and determining the roles of genes, gene mutations and proteins. CombiMatrix's technology has a wide range of applications including DNA synthesis/diagnostics, siRNA synthesis, drug discovery, and immunochemical detection. CombiMatrix provides DNA arrays to researchers under the CustomArray(TM) brand. CombiMatrix's Express Track(sm) drug discovery program is a systems biology approach, using its technology, to target common viral diseases with siRNA compounds.

The Acacia Technologies group develops, acquires, and licenses patented technologies. Acacia's DMT(R) technology, which is supported by 5 U.S. and 31 foreign patents, relates to audio and audio/video transmission and receiving systems commonly known as audio-on-demand, video-on-demand, and audio/video streaming, and is used for distributing digital content via several means including Internet, cable, satellite and wireless systems. Acacia's Internet Access Redirection ("IAR") technology covers redirected Internet registrations commonly used at wireless hotspots and hotels.

Acacia Research-Acacia Technologies (Nasdaq: ACTG) and Acacia
Research-CombiMatrix (Nasdaq: CBMX) are both classes of common stock issued by Acacia Research Corporation and are intended to reflect the performance of the respective operating groups and are not issued by the operating groups.

Information about the Acacia Technologies Group and the CombiMatrix Group is available at www.acaciaresearch.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED UPON OUR CURRENT EXPECTATIONS AND SPEAK ONLY AS OF THE DATE HEREOF. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS AND UNCERTAINTIES, INCLUDING THE ECONOMIC SLOWDOWN AFFECTING TECHNOLOGY COMPANIES, OUR ABILITY TO SUCCESSFULLY DEVELOP PRODUCTS, RAPID TECHNOLOGICAL CHANGE IN OUR MARKETS, CHANGES IN DEMAND FOR OUR FUTURE PRODUCTS, LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS AND GENERAL ECONOMIC CONDITIONS. OUR ANNUAL REPORT ON FORM 10-K, RECENT AND FORTHCOMING QUARTERLY REPORTS ON FORM 10-Q, RECENT CURRENT REPORTS ON FORMS 8-K AND 8-K/A, AND OTHER SEC FILINGS DISCUSS SOME OF THE IMPORTANT RISK FACTORS THAT MAY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. WE UNDERTAKE NO OBLIGATION TO REVISE OR UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON.